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                                                  hours per response . . . 14.90
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                           (Amendment No. _________)1

                             COR Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    217753102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                January 15, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 44 Pages
                         Exhibit Index Found on Page 45
--------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3    SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     792,440 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    792,440 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,440 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.4 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================

                               Page 2 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     837,741 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    837,741 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             837,741 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.5 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 3 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     109,271 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    109,271 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             109,271 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 4 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     117,119 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    117,119 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             117,119 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 5 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     23,465 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    23,465 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             23,465 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 6 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,706,567 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,706,567 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,706,567 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IA, OO
-------------===================================================================



                               Page 7 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,880,036 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,880,036 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,880,036 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             OO
-------------===================================================================



                               Page 8 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Enrique H. Boilini
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 9 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 10 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 11 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 12 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Andrew B. Fremder
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 13 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 14 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 15 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 16 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 17 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Meridee A. Moore
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 18 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                        [    ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 19 of 45 Pages

                                       13D
===================
CUSIP No. 217753102
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 3,586,603 Shares, which is
                    6.3 % of the class of  securities.
                    The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     3,586,603 [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    3,586,603 [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,586,603 [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.3 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================

                              Page 20 of 45 Pages

Preliminary Note: The Reporting Persons (as defined below) are filing this
Schedule 13D with respect to the Common Stock (the "Shares") of COR Therapeutics, Inc. (the "Company"). Certain of the Reporting Persons own, in aggregate, 2,385,000 Shares. In addition, certain of the Reporting Persons own, in aggregate, 40,587,000 principal amount of convertible subordinated notes (the "Convertible Notes") issued by the Company, each $1,000 of principal amount of the Convertible Notes immediately convertible to 29.6056 Shares. If all of such Convertible Notes were converted, the Reporting Persons would own, in aggregate, an additional 1,201,603 Shares. The Reporting Persons are filing this Schedule 13D to report the number of Shares they own directly as well as the number of Shares they are deemed to own beneficially through ownership of the Convertible Notes. All numbers and percentages contained in this Schedule 13D represent Shares and not Convertible Notes.

Item 1.  Security And Issuer.
------   -------------------

     This statement relates to shares of Common Stock, par value $0.0001 per share (the "Shares") of the Company. The Company's principal offices are located at 256 East Grand Avenue, South San Francisco, CA 94080.

Item 2.  Identity And Background.
------   -----------------------

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Partnerships
     ----------------

          (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Convertible Notes);

          (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Convertible Notes);



                               Page 21 of 45 Pages

          (iii)Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Convertible Notes);

          (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Convertible Notes); and

          (v)  Tinicum   Partners,   L.P.,  a  New  York   limited   partnership
               ("Tinicum"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Convertible Notes).

     FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

     The Management Company
     ----------------------

          (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") (through their ownership of Shares and Convertible Notes).

     The General Partner Of The Partnerships
     ---------------------------------------

          (vii)Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares beneficially owned by each of the Partnerships (through their ownership of Shares and Convertible Notes).

     The Managing Members Of The General Partner And The Management Company
     ----------------------------------------------------------------------

          (viii) The following twelve persons who are managing members of both the General Partner and the Management Company, with respect to the Shares beneficially owned by the Partnerships and the Managed Accounts (through their ownership of Shares and Convertible Notes): Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), Monica
               R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Boilini, Cohen, Downes, Duhamel, Fremder, Fried, Landry, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."


                               Page 22 of 45 Pages

     (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto. Item 3. Source And Amount Of Funds And Other Consideration.

     The net investment cost (including commissions) for the Shares held directly by each of the Partnerships and Managed Accounts is set forth below:


                               Page 23 of 45 Pages

 Entity             Shares Held              Approximate Net Investment Cost
 ------             -----------              -------------------------------
 FCP                536,500                            $ 13,981,425
 FCIP               559,300                            $ 14,427,973
 FCIP II             73,300                            $  1,900,565
 FCIP III            81,000                            $  2,115,391
 Tinicum             17,100                            $    464,178
 Managed
   Accounts       1,117,800                            $ 28,709,499

     The net investment cost (including commissions) for the Convertible Notes held directly by each of the Partnerships and Managed Accounts is set forth below:

Entity         Convertible Notes Held           Approximate Net Investment Cost
------         ----------------------           -------------------------------
FCP                 8,645,000                                 $   8,664,587
FCIP                9,405,000                                 $   9,419,444
FCIP II             1,215,000                                 $   1,216,747
FCIP III            1,220,000                                 $   1,221,950
Tinicum               215,000                                 $     216,681
Managed
  Accounts         19,887,000                                  $ 19,913,756

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares and/or Convertible Notes.

Item 4.  Purpose Of The Transaction.
-------   --------------------------


                               Page 24 of 45 Pages

     The purpose of the acquisition of the Shares and Convertible Notes is for investment, and the acquisitions of the Shares and Convertible Notes by each of the Partnerships and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

     Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares and/or Convertible Notes , consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Shares and/or Convertible Notes or dispose of any or all of its Shares and/or Convertible Notes depending upon an ongoing evaluation of the investment in the Shares and/or Convertible Notes, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Shares and/or Convertible Notes which it may hold at any point in time.

     Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.

     Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

     (a) The Partnerships
         ----------------


                               Page 25 of 45 Pages

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated by increasing (i) the 55,746,079 Shares outstanding as of January 2, 2002 as reported by Millennium Pharmaceuticals, Inc. in its Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 7, 2002 by (ii) the number of Shares into which each Reporting Person's Convertible Notes convert.

          (c) The trade dates, number of Shares and Convertible Notes purchased or sold and the price per security (including commissions) for all such purchases and sales by the Partnerships in the past 60 days are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares and/or Convertible Notes. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (b) The Management Company
         ----------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Shares and Convertible Notes purchased or sold and the price per security (including commissions) for all such purchases and sales by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares and/or Convertible Notes held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

          (e)  Not applicable.

     (c) The General Partner
         -------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.


                               Page 26 of 45 Pages

          (d) The General Partner has the power to direct the affairs of the Partnerships, in cluding the disposition of the proceeds of the sale of the Shares and/or Convertible Notes. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (d) The Individual Reporting Persons
         --------------------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, in cluding the disposition of the proceeds of the sale of the Shares and/or Convertible Notes. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

          (e)  Not applicable.


     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts (through such entities' ownership of Shares and Convertible Notes). The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6.  Contracts, Arrangements, Understandings Or
------   Relationships With Respect To Securities Of The Issuer.
         ------------------------------------------------------

     Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities


                               Page 27 of 45 Pages
of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

     There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.



                               Page 28 of 45 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 24, 2002

                   /s/  Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/  Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/  Joseph F. Downes
                   ----------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                   William F. Duhamel, Andrew B. Fremder, Monica R. Landry Richard B. Fried, William F. Mellin,
                   Stephen L. Millham, Meridee A. Moore,
                   Thomas F. Steyer and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this Schedule


                               Page 29 of 45 Pages

13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference.



                               Page 30 of 45 Pages

                                                                         ANNEX 1

     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

          (a)  Farallon Capital Management, L.L.C.
          (b)  One Maritime Plaza, Suite 1325
               San Francisco, California  94111
          (c)  Serves as investment adviser to various managed accounts
          (d)  Delaware limited liability company
          (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark
               C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

          (a)  Farallon Partners, L.L.C.
          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, California  94111
          (c)  Serves as general partner to investment partnerships
          (d)  Delaware limited liability company
          (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Meridee
               A. Moore and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

          Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique
          H. Boilini's business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the
          Schedule 13D.


                               Page 31 of 45 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------


                               NO. OF SHARES
                               PURCHASED (P)                      PRICE
 TRADE DATE                     OR SOLD (S)                   PER SHARE ($)
------------                  ---------------                 -------------


12-06-01                       64,600 (P)                        28.81

12-06-01                       56,400 (P)                        28.66

12-06-01                       36,600 (P)                        28.67

12-06-01                       41,300 (P)                        28.52

12-06-01                       12,000 (P)                        28.82

12-07-01                        5,700 (P)                        28.39

12-07-01                       11,800 (P)                        27.91

12-07-01                       70,500 (P)                        27.49

12-07-01                        1,100 (P)                        28.35

12-10-01                       23,500 (P)                        26.70

12-10-01                        7,100 (P)                        28.19

12-10-01                        9,800 (P)                        27.44

12-14-01                        1,300 (P)                        24.53

12-17-01                        4,100 (P)                        25.59

12-19-01                        6,400 (P)                        26.18

12-24-01                        2,800 (P)                        24.97

12-26-01                        5,900 (P)                        24.93

12-26-01                        2,500 (P)                        24.98

12-27-01                        1,100 (P)                        24.31

01-03-02                       26,200 (P)                        23.33

01-03-02                        2,000 (P)                        23.55

01-04-02                       45,000 (P)                        23.28

01-04-02                       11,000 (P)                        22.42

01-07-02                       18,400 (P)                        23.15

01-07-02                        2,600 (P)                        23.17

01-14-02                        1,800 (P)                        21.38

01-18-02                       20,000 (P)                        20.31

01-22-02                       10,000 (P)                        19.80

01-23-02                       35,000 (P)                        19.48


                              Page 32 of 45 Pages

                               PRINCIPAL AMOUNT
                                OF CONVERTIBLE                    PRICE PER
                              NOTES PURCHASED (P)              PRINCIPAL FACE
TRADE DATE                        OR SOLD (S)                  VALUE OF NOTE
-----------                     ---------------                --------------


12-07-01                          150,000 (P)                          104.05%

12-11-01                        1,050,000 (P)                          103.25%

12-12-01                        2,160,000 (P)                          100.32%

12-31-01                          500,000 (P)                          100.25%

01-02-02                          135,000 (P)                           99.25%

01-03-02                          620,000 (P)                           99.25%

01-04-02                        1,030,000 (P)                           99.00%

01-15-02                        2,500,000 (P)                           99.69%

01-16-02                          400,000 (P)                           99.00%

01-18-02                          100,000 (P)                           99.00%







                               Page 33 of 45 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------


                          NO. OF SHARES
                          PURCHASED (P)                      PRICE
 TRADE DATE                OR SOLD (S)                   PER SHARE ($)
------------             ---------------                ---------------


12-06-01                  63,200 (P)                          28.81

12-06-01                  55,200 (P)                          28.66

12-06-01                  35,800 (P)                          28.67

12-06-01                  40,400 (P)                          28.52

12-06-01                  11,800 (P)                          28.82

12-07-01                   5,400 (P)                          28.39

12-07-01                  11,300 (P)                          27.91

12-07-01                  67,500 (P)                          27.49

12-07-01                   1,100 (P)                          28.35

12-10-01                  23,000 (P)                          26.70

12-10-01                   6,900 (P)                          28.19

12-10-01                   9,500 (P)                          27.44

12-14-01                   1,300 (P)                          24.53

12-17-01                   4,100 (P)                          25.59

12-19-01                   6,600 (P)                          26.18

12-24-01                   2,900 (P)                          24.97

12-26-01                   6,000 (P)                          24.93

12-26-01                   2,600 (P)                          24.98

12-27-01                   1,100 (P)                          24.31

01-03-02                  31,500 (P)                          23.33

01-03-02                   2,400 (P)                          23.55

01-04-02                  54,000 (P)                          23.28

01-04-02                  13,200 (P)                          22.42

01-07-02                  21,600 (P)                          23.15

01-07-02                   3,100 (P)                          23.17

01-14-02                   1,900 (P)                          21.38

01-18-02                  23,000 (P)                          20.31

01-22-02                  11,800 (P)                          19.80

01-23-02                  41,100 (P)                          19.48

                              Page 34 of 45 Pages

                          PRINCIPAL AMOUNT
                           OF CONVERTIBLE                    PRICE PER
                         NOTES PURCHASED (P)              PRINCIPAL FACE
 TRADE DATE                  OR SOLD (S)                   VALUE OF NOTE
------------               ---------------                ---------------


12-07-01                        140,000 (P)                  104.05%

12-11-01                      1,050,000 (P)                  103.25%

12-12-01                      2,160,000 (P)                  100.32%

12-31-01                        530,000 (P)                  100.25%

01-02-02                        160,000 (P)                   99.25%

01-03-02                        750,000 (P)                   99.25%

01-04-02                      1,235,000 (P)                   99.00%

01-15-02                      2,820,000 (P)                   99.69%

01-16-02                        460,000 (P)                   99.00%

01-18-02                        100,000 (P)                   99.00%








                               Page 35 of 45 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------


                            NO. OF SHARES
                            PURCHASED (P)                      PRICE
 TRADE DATE                  OR SOLD (S)                   PER SHARE ($)
------------               ---------------                ---------------


12-06-01                 9,400 (P)                           28.81

12-06-01                 8,200 (P)                           28.66

12-06-01                 5,300 (P)                           28.67

12-06-01                 6,000 (P)                           28.52

12-06-01                 1,800 (P)                           28.82

12-07-01                   600 (P)                           28.39

12-07-01                 1,300 (P)                           27.91

12-07-01                 7,500 (P)                           27.49

12-07-01                   100 (P)                           28.35

12-10-01                 2,500 (P)                           26.70

12-10-01                   800 (P)                           28.19

12-10-01                 1,000 (P)                           27.44

12-14-01                   200 (P)                           24.53

12-17-01                   500 (P)                           25.59

12-19-01                   800 (P)                           26.18

12-24-01                   400 (P)                           24.97
12-26-01                   800 (P)                           24.93

12-26-01                   400 (P)                           24.98

12-27-01                   200 (P)                           24.31

01-03-02                 3,900 (P)                           23.33

01-03-02                   300 (P)                           23.55

01-04-02                 6,800 (P)                           23.28

01-04-02                 1,700 (P)                           22.42

01-07-02                 2,400 (P)                           23.15

01-07-02                   300 (P)                           23.17

01-14-02                   300 (P)                           21.38
01-18-02                 3,000 (P)                           20.31

01-22-02                 1,500 (P)                           19.80

01-23-02                 5,300 (P)                           19.48

                              Page 36 of 45 Pages

                                PRINCIPAL AMOUNT
                                 OF CONVERTIBLE                    PRICE PER
                               NOTES PURCHASED (P)              PRINCIPAL FACE
 TRADE DATE                        OR SOLD (S)                   VALUE OF NOTE
------------                     ---------------                ---------------


     12-07-01                      15,000 (P)                            104.05%

     12-11-01                     135,000 (P)                            103.25%

     12-12-01                     280,000 (P)                            100.32%

     12-31-01                      70,000 (P)                            100.25%

     01-02-02                      20,000 (P)                             99.25%

     01-03-02                      95,000 (P)                             99.25%

     01-04-02                     155,000 (P)                             99.00%

     01-15-02                     370,000 (P)                             99.69%

     01-16-02                      60,000 (P)                             99.00%

     01-18-02                      15,000 (P)                             99.00%









                               Page 37 of 45 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------


                                  NO. OF SHARES
                                  PURCHASED (P)                      PRICE
 TRADE DATE                        OR SOLD (S)                   PER SHARE ($)
------------                     ---------------                ---------------


12-06-01                          10,800 (P)                        28.81

12-06-01                           9,400 (P)                        28.66

12-06-01                           6,100 (P)                        28.67

12-06-01                           6,900 (P)                        28.52

12-06-01                           2,000 (P)                        28.82

12-07-01                             700 (P)                        28.39

12-07-01                           1,500 (P)                        27.91

12-07-01                           9,000 (P)                        27.49

12-07-01                             200 (P)                        28.35

12-10-01                           3,000 (P)                        26.70

12-10-01                             900 (P)                        28.19

12-10-01                           1,200 (P)                        27.44

12-14-01                             200 (P)                        24.53

12-17-01                             500 (P)                        25.59

12-19-01                             800 (P)                        26.18

12-24-01                             400 (P)                        24.97

12-26-01                             800 (P)                        24.93

12-26-01                             400 (P)                        24.98

12-27-01                             200 (P)                        24.31

01-03-02                           3,900 (P)                        23.33

01-03-02                             300 (P)                        23.55

01-04-02                           6,800 (P)                        23.28

01-04-02                           1,700 (P)                        22.42

01-07-02                           2,800 (P)                        23.15

01-07-02                             400 (P)                        23.17

01-14-02                             300 (P)                        21.38

01-18-02                           3,000 (P)                        20.31

01-22-02                           1,500 (P)                        19.80

01-23-02                           5,300 (P)                        19.48

                              Page 38 of 45 Pages

                             PRINCIPAL AMOUNT
                              OF CONVERTIBLE                    PRICE PER
                            NOTES PURCHASED (P)              PRINCIPAL FACE
 TRADE DATE                     OR SOLD (S)                   VALUE OF NOTE
------------                  ---------------                ---------------


    12-07-01                      20,000 (P)                   104.05%

    12-11-01                     135,000 (P)                   103.25%

    12-12-01                     280,000 (P)                   100.32%

    12-31-01                      70,000 (P)                   100.25%

    01-02-02                      20,000 (P)                    99.25%

    01-03-02                      95,000 (P)                    99.25%

    01-04-02                     155,000 (P)                    99.00%

    01-15-02                     370,000 (P)                    99.69%

    01-16-02                      60,000 (P)                    99.00%

    01-18-02                      15,000 (P)                    99.00%









                               Page 39 of 45 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                  NO. OF SHARES
                                  PURCHASED (P)                      PRICE
 TRADE DATE                        OR SOLD (S)                   PER SHARE ($)
------------                     ---------------                ---------------


12-06-01                            2,700 (P)                        28.81

12-06-01                            2,400 (P)                        28.66

12-06-01                            1,500 (P)                        28.67

12-06-01                            1,700 (P)                        28.52

12-06-01                              500 (P)                        28.82

12-07-01                              200 (P)                        28.39

12-07-01                              500 (P)                        27.91

12-07-01                            3,000 (P)                        27.49

12-07-01                              100 (P)                        28.35

12-10-01                            1,000 (P)                        26.70

12-10-01                              300 (P)                        28.19

12-10-01                              400 (P)                        27.44

12-14-01                              100 (P)                        24.53

12-17-01                              200 (P)                        25.59

12-19-01                              300 (P)                        26.18

01-07-02                              400 (P)                        23.15

01-07-02                              100 (P)                        23.17

01-18-02                              500 (P)                        20.31

01-22-02                              300 (P)                        19.80

01-23-02                              900 (P)                        19.48


                              PRINCIPAL AMOUNT
                               OF CONVERTIBLE                    PRICE PER
                             NOTES PURCHASED (P)              PRINCIPAL FACE
 TRADE DATE                      OR SOLD (S)                   VALUE OF NOTE
------------                   ---------------                ---------------


     12-07-01                      5,000 (P)                            104.05%

     12-11-01                     45,000 (P)                            103.25%

     12-12-01                     95,000 (P)                            100.32%

     01-15-02                     60,000 (P)                             99.69%

     01-16-02                     10,000 (P)                             99.00%




                               Page 40 of 45 Pages

                                   SCHEDULE F


                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------


                                  NO. OF SHARES
                                  PURCHASED (P)                      PRICE
 TRADE DATE                        OR SOLD (S)                   PER SHARE ($)
------------                     ---------------                ---------------


12-06-01                           111,700 (P)                         28.81

12-06-01                            97,500 (P)                         28.66

12-06-01                            63,200 (P)                         28.67

12-06-01                            71,300 (P)                         28.52

12-06-01                            20,600 (P)                         28.82

12-07-01                            10,700 (P)                         28.39

12-07-01                            22,100 (P)                         27.91

12-07-01                           133,500 (P)                         27.49

12-07-01                             2,200 (P)                         28.35

12-10-01                            44,000 (P)                         26.70

12-10-01                            13,100 (P)                         28.19

12-10-01                            18,200 (P)                         27.44

12-14-01                             2,800 (P)                         24.53

12-17-01                             7,900 (P)                         25.59

12-19-01                            11,800 (P)                         26.18

12-24-01                             6,600 (P)                         24.97

12-26-01                            13,800 (P)                         24.93

12-26-01                             6,000 (P)                         24.98

12-27-01                             2,200 (P)                         24.31

01-03-02                            61,800 (P)                         23.33

01-03-02                             4,700 (P)                         23.55

01-04-02                           105,600 (P)                         23.28

01-04-02                            25,700 (P)                         22.42

01-07-02                            32,000 (P)                         23.15

01-07-02                             4,600 (P)                         23.17

01-14-02                             4,100 (P)                         21.38

01-18-02                            47,500 (P)                         20.31

01-22-02                            23,400 (P)                         19.80




                               Page 41 of 45 Pages

01-23-02                            82,100 (P)                         19.48



12-06-01                             6,700 (P)                         28.81

12-06-01                             5,900 (P)                         28.66

12-06-01                             3,800 (P)                         28.67

12-06-01                             4,300 (P)                         28.52

12-06-01                             1,300 (P)                         28.82

12-07-01                               700 (P)                         28.39

12-07-01                             1,500 (P)                         27.91

12-07-01                             9,000 (P)                         27.49

12-07-01                               200 (P)                         28.35

12-10-01                             3,000 (P)                         26.70

12-10-01                               900 (P)                         28.19

12-10-01                             1,200 (P)                         27.44

12-14-01                               200 (P)                         24.53

12-17-01                               500 (P)                         25.59

12-19-01                               800 (P)                         26.18

12-24-01                               300 (P)                         24.97

12-26-01                               800 (P)                         24.93

12-26-01                               300 (P)                         24.98

12-27-01                               200 (P)                         24.31

01-03-02                             3,900 (P)                         23.33

01-03-02                               300 (P)                         23.55

01-04-02                             6,800 (P)                         23.28

01-04-02                             1,700 (P)                         22.42

01-07-02                             2,400 (P)                         23.15

01-07-02                               300 (P)                         23.17

01-14-02                               300 (P)                         21.38

01-18-02                             3,000 (P)                         20.31

01-22-02                             1,500 (P)                         19.80

01-23-02                             5,300 (P)                         19.48










                               Page 42 of 45 Pages

                                 PRINCIPAL AMOUNT
                                  OF CONVERTIBLE                    PRICE PER
                                NOTES PURCHASED (P)              PRINCIPAL FACE
 TRADE DATE                         OR SOLD (S)                   VALUE OF NOTE
------------                      ---------------                ---------------


      12-07-01                        280,000 (P)                       104.05%

      12-11-01                      2,007,000 (P)                       103.25%

      12-12-01                      4,145,000 (P)                       100.32%

      12-31-01                      1,060,000 (P)                       100.25%

      01-02-02                        320,000 (P)                        99.25%

      01-03-02                      1,470,000 (P)                        99.25%

      01-04-02                      2,420,000 (P)                        99.00%

      01-15-02                      5,760,000 (P)                        99.69%

      01-16-02                        950,000 (P)                        99.00%

      01-18-02                        255,000 (P)                        99.00%



      12-07-01                         20,000 (P)                       104.05%

      12-11-01                        135,000 (P)                       103.25%

      12-12-01                        280,000 (P)                       100.32%

      12-31-01                         70,000 (P)                       100.25%

      01-02-02                         20,000 (P)                        99.25%

      01-03-02                         95,000 (P)                        99.25%

      01-04-02                        155,000 (P)                        99.00%

      01-15-02                        370,000 (P)                        99.69%

      01-16-02                         60,000 (P)                        99.00%

      01-18-02                         15,000 (P)                        99.00%










                               Page 43 of 45 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d1(k)
























                               Page 44 of 45 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 24, 2002

                       /s/  Joseph F. Downes
                       ----------------------------------------
                       FARALLON PARTNERS, L.L.C.,
                       on its own behalf and as General Partner of
                       FARALLON CAPITAL PARTNERS, L.P.,
                       FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                       By Joseph F. Downes,
                       Managing Member


                       /s/  Joseph F. Downes
                       ----------------------------------------
                       FARALLON CAPITAL MANAGEMENT, L.L.C.,
                       By Joseph F. Downes,
                       Managing Member


                       /s/  Joseph F. Downes
                       ----------------------------------------
                       Joseph F. Downes, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                       William F. Duhamel, Andrew B. Fremder, Monica R. Landry, Richard B. Fried, William F. Mellin,
                       Stephen L. Millham, Meridee A. Moore,
                       Thomas F. Steyer  and Mark C. Wehrly.



                               Page 45 of 45 Pages